UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 31, 2005

Hypercom Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13521	86-0828608

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2851 West Kathleen Road, Phoenix, Arizona	85053

(Address of Principal Executive Offices)	(Zip Code)

(602) 504-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

    On February 4, 2005, Hypercom Corporation (the “Company”) announced in a press release that it will restate its financial statements for each of the first three quarters of 2004 following the determination by management, on January 31, 2005, that certain leases originated during the nine months ended September 30, 2004 by the Company’s UK subsidiary, Hypercom EMEA, Inc., were incorrectly accounted for as sales-type leases, rather than operating leases. This accounting error, which relates to approximately 3,200 leases, resulted in an overstatement of net revenue for the first three quarters of 2004. The Company currently estimates that the adjustment to its financial statements will decrease net revenue for the nine months ended September 30, 2004 by up to $4.0 million as compared to previously announced results, and that operating profit for the same period will decrease by approximately 65 to 75% of the amount of the net revenue reduction.

    After consultation with the Company’s independent auditors, Ernst & Young LLP, on February 3, 2005, the Company’s audit committee accepted management’s recommendation to restate the Company’s financial statements for each of the quarters and periods ended March 31, June 30 and September 30, 2004.

    The Company has also determined that the internal control deficiency that gave rise to this restatement represents a material weakness, as defined by the PCAOB’s Auditing Standard No. 2. Consequently, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of December 31, 2004, and the Company’s independent auditors are expected to issue an adverse opinion with respect to the Company’s internal controls over financial reporting. The Company is devoting appropriate resources to reviewing its internal controls surrounding accounting for lease contracts and related contract review policies and procedures to prevent this type of accounting error from occurring in the future. Management has discussed this material weakness with both the Company’s audit committee and its independent auditors, who have concurred in this determination.

    The Company is working with its independent auditors to complete the review of this accounting error and quantify the impact on each of the 2004 quarterly financial statements that were previously filed. Once this review is complete, the Company will restate its historical 2004 quarterly financial statements. Accordingly, investors are cautioned not to rely on the Company’s historical financial statements for the quarters and periods ended March 31, June 30 and September 30, 2004 as a result of this change. The Company expects to complete its review of this matter prior to issuing its upcoming earnings release for the quarter and fiscal year ended December 31, 2004.

    While the Company is not aware of any other accounting issues requiring adjustment to any prior period financial statements, there can be no assurances that the Company or its independent auditors will not find additional accounting issues requiring adjustment or material weaknesses in its internal control procedures as the process of completing the audit of its financial statements for the year ended December 31, 2004 and management’s assessment of the Company’s internal control procedures is ongoing at this time.

    The Company is presently unaware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Company’s audit committee is working with its independent auditors and legal counsel to assure that the Company is taking the appropriate approach to resolving the issues related to the restatement as well as any further issues that may be identified during the course of its review of internal control procedures or completion of its audit.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2005
HYPERCOM CORPORATION
/s/ John W. Smolak

	Name:	John W. Smolak
	Title:	Executive Vice President and Chief Financial and Administrative Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Press Release dated February 4, 2005